Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Robert C. Griffith	Joseph N. Jaffoni, Karin Oloffson
Chief Operating Officer	Jaffoni & Collins Incorporated
Chief Financial Officer	(212) 835-8500 or FLYR@jcir.com
(303) 706-0778

NAVIGANT INTERNATIONAL (FLYR) TO DELAY

FILING OF 2004 ANNUAL REPORT ON FORM 10-K

Denver, Colorado – March 11, 2005 – Navigant International, Inc. (Nasdaq: FLYR), the second largest provider of corporate travel management services in the United States based on airline tickets sold, today announced that it will delay the filing of its Form 10-K for the fiscal year ended December 26, 2004. As a result, Navigant will file a Notification of Late Filing on Form 12b-25 with the Securities and Exchange Commission. Without this extension, Navigant’s Form 10-K would be due today, March 11, 2005.

As previously announced, Navigant is reviewing its allocation of the purchase price of certain business acquisitions between goodwill and customer-related and other identifiable intangibles. The Company is obtaining independent valuations of these intangibles as of the dates of acquisition for the significant acquisitions made by Navigant in 2001, 2002, 2003 and 2004. In addition, the management is preparing separate valuations for the smaller acquisitions made during the same period utilizing the principles and techniques, as appropriate, used in the independent valuations. As a result of such valuations, Navigant may reallocate some portion of these intangibles from goodwill to specific, definite-lived, identifiable assets. As previously stated, this reallocation, if required, may affect Navigant’s depreciation and amortization expenses, and thus may result in non-cash charges that would reduce Navigant’s stated net income and earnings per share for its 2001, 2002, 2003, and 2004 financial statements. Further, the Company’s guidance for 2005 is subject to the same possible reallocation and charges.

The valuation process is not complete, and the Company has not completed preparation of its financial statements for its report on Form 10-K. Nevertheless, Navigant believes that it has made significant progress in quantifying the impact of this analysis on the financial statements for the periods being reviewed, and is determined to complete this process as promptly as possible.

About Navigant International, Inc.

Denver-based Navigant International, Inc., doing business as TQ3NAVIGANT, is the second largest corporate travel management business services provider in North America, based on airline tickets sold, serving corporate, government, military, leisure, and meetings and incentive clients. The Company’s “bricks and clicks” end-to-end travel solutions include corporate travel pattern analysis and ReportFLYR powered reporting tools; travel policy development; consulting on cost saving opportunities; airline ticket, hotel and car rental reservations; meeting and convention planning; and leisure travel products. The Company currently employs more than 4,700 Associates and has operations in 1,000 locations in 20 countries and U.S. territories. Navigant’s shares are traded on the NASDAQ National Market under the ticker symbol “FLYR.”

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